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                                                                     Exhibit 5.1

                             OPINION AND CONSENT OF
                               CHARLES W. SPRAGUE




September 25, 1998



Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045


Fiserv, Inc.
Registration Statement on Form S-8
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Dear Sirs:

     I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed issuance pursuant to the 401(k) Savings Plan of Fiserv, Inc. and its Participating Subsidiaries.

     In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation and By-Laws, as amended, of the Company.

     Based upon the foregoing, I am of the opinion that:

     1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

     2. The Shares have been duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to this Registration Statement and to the reference to me under "Legal Matters" in each Prospectus comprising a part of this Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act.


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Very truly yours,


/s/CHARLES W. SPRAGUE
Charles W. Sprague
Executive Vice President,
General Counsel and Secretary


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